Exhibit 99.1










                        SUN INTERNATIONAL HOTELS LIMITED
                         Coral Towers - Executive Office
                          Paradise Island, The Bahamas

                                  May 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     Sun International Hotels Limited, a Bahamas company and Sun International North America, Inc., a Delaware corporation (collectively, the "Companies"), have received a representation letter from Arthur Andersen LLP ("Andersen"), the Companies independent public accountants, in connection with the issuance of Andersen's audit reports incorporated by reference in this filing on Form F-3. In its letter, Andersen has represented to us that its audits of the consolidated balance sheets of the Companies and their subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.

                                         Very truly yours,


                                         /s/ John R. Allison
                                         --------------------
                                         John R. Allison
                                         Executive Vice President and
                                         Chief Financial Officer